As filed with the Securities and Exchange Commission on September 13, 2013

Registration No.
333-168494, 333-173060, 333-180103, 333-187233, 333-189108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168494

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173060

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180103

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187233

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189108

UNDER THE SECURITIES ACT OF 1933

Trius Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1320630
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

c/o Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

(Address of Principal Executive Offices)

Amended and Restated 2006 Equity Incentive Plan

2010 Equity Incentive Plan

2010 Non-Employee Directors’ Stock Option Plan

Amended and Restated 2010 Non-Employee Directors’ Stock Option Plan

2010 Employee Stock Purchase Plan

(Full Title of the Plan)

Thomas J. DesRosier

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

(781) 860-8660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul M. Kinsella

Christopher D. Comeau

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

 DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Trius Therapeutics, Inc., a Delaware corporation (“Registrant”), deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-168494), pertaining to the registration of an aggregate of 4,217,865 Shares, issuable under the Registrant’s Amended and Restated 2006 Equity Incentive Plan, 2010 Equity Incentive Plan, 2010 Non-Employee Directors’ Stock Option Plan and 2010 Employee Stock Purchase Plan, which was filed with the Commission on August 3, 2010.

•                  Registration Statement on Form S-8 (No. 333-173060), pertaining to the registration of an aggregate of 969,945 Shares, issuable under the Registrant’s 2010 Equity Incentive Plan, 2010 Non-Employee Directors’ Stock Option Plan and 2010 Employee Stock Purchase Plan, which was filed with the Commission on March 25, 2011.

•                  Registration Statement on Form S-8 (No. 333-180103), pertaining to the registration of an aggregate of 914,000 Shares, issuable under the Registrant’s 2010 Equity Incentive Plan and Amended and Restated 2010 Non-Employee Directors’ Stock Option Plan, which was filed with the Commission on March 14, 2012.

•                  Registration Statement on Form S-8 (No. 333-187233), pertaining to the registration of an aggregate of 1,152,000 Shares, issuable under the Registrant’s 2010 Equity Incentive Plan, Amended and Restated 2010 Non-Employee Directors’ Stock Option Plan and 2010 Employee Stock Purchase Plan, which was filed with the Commission on March 13, 2013.

•                  Registration Statement on Form S-8 (No. 333-189108), pertaining to the registration of an aggregate of 5,100,000 Shares, issuable under the Registrant’s 2010 Equity Incentive Plan, which was filed with the Commission on June 5, 2013.

Pursuant to an Agreement and Plan of Merger dated July 30, 2013, by and among Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), BRGO Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation, on September 11, 2013.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on September 13, 2013.

Trius Therapeutics, Inc.

By:	/S/ THOMAS J. DESROSIER
Name:	Thomas J. DesRosier
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ROBERT J. PEREZ	Robert J. Perez	September 13, 2013
President, Director

/S/ MICHAEL TOMSICEK	Michael Tomsicek	September 13, 2013
Treasurer and Assistant Secretary, Director

/S/ THOMAS J. DESROSIER	Thomas J. DesRosier	September 13, 2013
Secretary, Director

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